EXHIBIT 23
Consent of Independent Certified Public Accountants

To the Board of Directors
Professional Veterinary Products, Ltd.
     As independent certified public accountants, we hereby consent to the use of our report dated March 8, 2006, relating to the financial statements and related notes of such financial statements of Professional Veterinary Products, Ltd. and its subsidiaries, which report appears in the Quarterly Report on Form 10-Q for the period ended January 31, 2006 of Professional Veterinary Products, Ltd.

March 16, 2006	/s/ Quick & McFarlin

Quick & McFarlin, P.C.